SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               (Amendment No. __)*

                          Knightsbridge Tankers Limited
                                (Name of Issuer)

                         Common Shares, $0.01 Par Value
                         (Title of Class of Securities)

                                    G5299G106
                                 (CUSIP Number)

                                  June 12, 2009
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                              (Page 1 of 11 Pages)
---------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G5299G106                   13G                    Page 2 of 11 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                   Oceanic Hedge Fund
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                   Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                   -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                   953,303
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                   -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                   953,303
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                   953,303
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                   5.57%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                   OO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G5299G106                 13G                    Page 3 of 11 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                        Oceanic Investment Management Limited
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                            Isle of Man
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                   -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                   953,303
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                   -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                   953,303
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                   953,303
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                   5.57%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                   OO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G5299G106                 13G                Page 4 of 11 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                         Tufton Oceanic (Isle Of Man) Limited
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                               Isle of Man
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                   -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                   953,303
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                   -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                   953,303
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                   953,303
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                   5.57%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                   OO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G5299G106                 13G                 Page 5 of 11 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                                  Cato Brahde
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                  Norway
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                  -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                  953,303
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                  953,303
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                  953,303
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                  5.57%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                  IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No. G5299G106                 13G                Page 6 of 11 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is Knightsbridge Tankers Limited (the "Company").


Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive office is located at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda.


Item 2(a).     Name of Person Filing:

     This statement is filed by:

            (i)   Oceanic Hedge Fund, a Cayman Islands Open Ended
                  Investment Company ("Oceanic"), with respect to shares of Common Stock
                  (as defined in Item 2(d) below) directly owned by it;

            (ii) Oceanic Investment Management Limited, an Isle of Man Company (the "Manager"), with respect to shares of Common Stock directly owned by Oceanic;

           (iii) Tufton Oceanic (Isle of Man) Limited, an Isle of Man Company ("TOL (Isle of Man)"), with respect to the shares of Common Stock directly owned by Oceanic; and

            (iv) Cato Brahde ("Mr. Brahde"), who serves as the fund manager to Oceanic and the managing director of TOL (Isle of Man), with respect to shares of Common Stock directly owned by Oceanic.

         Oceanic, the Manager, TOL (Isle of Man) and Mr. Brahde are hereinafter sometimes collectively referred to as the "Reporting Persons". Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.


Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons except Oceanic is St. George's Court, 2nd Floor, Upper Church Street Limited, Douglas, Isle of Man IM1 1EE. The address of the business office of Oceanic is c/o HSBC Securities Services (Isle of Man) Limited, 12/13 Hill Street, Douglas, Isle of Man IM1 1EF.

Item 2(c).     Citizenship:

     Oceanic is organized under the laws of the Cayman Islands. The Manager and TOL (Isle of Man) are organized under the laws of the Isle of Man. Mr. Brahde is a citizen of Norway.

CUSIP No. G5299G106                 13G             Page 7 of 11 Pages


Item 2(d).     Title of Class of Securities:

     Common Shares, $0.01 Par Value (the "Common Stock")

Item 2(e).  CUSIP Number:

     G5299G106

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a)  [ ] Broker or dealer registered under Section 15 of the Act,

          (b)  [ ] Bank as defined in Section 3(a)(6) of the Act,

          (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the
                   Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e)  [ ] Investment Adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box:  [X]

CUSIP No. G5299G106                 13G              Page 8 of 11 Pages

Item 4.   Ownership.

     A. Oceanic Hedge Fund
          (a) Amount beneficially owned: 953,303
          (b) Percent of class: 5.57%
              The percentages used herein and in the rest of this Schedule 13G are calculated based upon the 17,100,000 shares of Common Stock issued and outstanding on December 31, 2007, as reflected in the Company's Form 20-F filed on April 24, 2008.
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 953,303
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition:
                    953,303

     B. Oceanic Investment Management Limited
          (a) Amount beneficially owned: 953,303
          (b) Percent of class: 5.57%
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 953,303
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition:  953,303

     C. Tufton Oceanic (Isle of Man) Limited
          (a) Amount beneficially owned: 953,303
          (b) Percent of class: 5.57%
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 953,303
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition:  953,303

     D. Cato Brahde
          (a) Amount beneficially owned: 953,303
          (b) Percent of class: 5.57%
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 953,303
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition:  953,303

CUSIP No. G5299G106                 13G              Page 9 of 11 Pages


Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.


Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     The Manager, as manager of Oceanic, which directly owns the Common Stock to which this filing relates, has voting and dispositive authority over such Common Stock. As such, the Manager may be deemed to be the beneficial owner of such Common Stock. TOL (Isle of Man), as majority shareholder in the Manager (the minority shareholders are comprised of the Manager's employees), may be deemed to control the Manager and therefore, may be deemed to be the beneficial owner of the Common Stock to which this filing relates. Mr. Brahde is the managing director of TOL (Isle of Man) and the manager of Oceanic. As such, he may be deemed to be the beneficial owner of the Common Stock to which this filing relates.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.


Item 8.  Identification and Classification of Members of the Group.

     See Item 2.


Item 9.  Notice of Dissolution of Group.

     Not applicable.


Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. G5299G106                 13G              Page 10 of 11 Pages


                                 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATED:  June 18, 2009


                                  /s/ Cato Brahde
                                  -------------------------------------
                                  Cato Brahde, (1) individually; (2) as
                                  managing director of (a) Tufton Oceanic
                                  (Isle of Man) Limited, and (b) Oceanic
                                  Investment Management Limited; and (3) as
                                  director and manager of Oceanic Hedge Fund

CUSIP No. G5299G106                 13G              Page 11 of 11 Pages

                                 EXHIBIT 1

                         JOINT ACQUISITION STATEMENT
                          PURSUANT TO RULE 13d-1(k)


     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  June 18, 2009


                                  /s/ Cato Brahde
                                  -------------------------------------
                                  Cato Brahde, (1) individually; (2) as
                                  managing director of (a) Tufton Oceanic
                                  (Isle of Man) Limited, and (b) Oceanic
                                  Investment Management Limited; and (3) as
                                  director and manager of Oceanic Hedge Fund